Exhibit 4.1

AMENDMENT No. 3 to Stock purchase AGREEMENT and settlement Agreement

This Amendment No. 3 to Stock Purchase Agreement and Settlement Agreement (this “Agreement”) is made and entered into as of January ___, 2022 by and among BIMI INTERNATIONAL MEDICAL INC., a company organized under the laws of the state of Delaware (“Buyer”), and Mr. Yu Xiang, a citizen of the PRC ( “Seller”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Buyer, Seller and CHAOHU ZHONGSHAN MINIMALLY INVASIVE HOSPITAL, a company organized under the laws of the PRC (“Zhongshan”) are parties to that certain Stock Purchase Agreement dated as of December 15, 2020, as amended on April 6, 2021 and December 17, 2021, respectively (the “Original Agreement”), where Buyer purchased all the issued and outstanding shares of capital stock of Zhongshan from Seller;

WHEREAS, the Parties desire to amend certain terms and conditions of the Original Agreement with respect to post closing performance targets and payments and settle certain payments as a result of such amendment;

WHEREAS, pursuant to Section 12.7 of the Original Agreement, amendments to the Original Agreement shall be in writing and shall require the written consent of all parties involved; and

WHEREAS, the undersigned constitute all parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

2. Amendment.

(1) Amendment. The Parties hereby agree to amend the Original Agreement (as amended by this Agreement, the “Amended Agreement”) as follows:

(a) Purchase Price, Closing Cash Payment and Deferred Closing Stock Payment. The Original Agreement shall be amended, mutatis mutandis, to reflect the parties’ agreement that the Purchase Price shall be reduced from RMB 120,000,000 to RMB 60,000,000, the Closing Cash Payment shall be retroactively reduced from RMB 40,000,000 to RMB 0 and the Deferred Closing Stock Payment shall be retroactively reduced from 2,000,000 Buyer Shares to 1,000,000 Buyer Shares.

(b) Performance Targets and Payments. The Original Agreement shall be amended, mutatis mutandis, to reflect the parties’ agreement that the 2021 Revenue Target shall be reduced from RMB 30,000,000 to RMB 15,000,000, the 2021 Profit Target shall be reduced from RMB 5,000,000 to RMB 2,500,000, the 2022 Revenue Target shall be reduced from RMB 33,000,000 to RMB 16,500,000 and the 2022 Profit Target shall be reduced from RMB 5,500,000 to RMB 2,750,000.

(2) Settlement. As a result of the amendments sets forth in Section 2 (1) (a) hereof, the Parties agree to the following settlement terms:

(a) Immediately after the signing of this Agreement, Seller shall execute and deliver all documents as requested by Buyer in order to cause the return to Buyer of 1,000,000 Buyer Shares, which were issued to Seller.

(b) Within [Ten (10)] business days after the signing of this Agreement, Seller shall return to Buyer RMB 40,000,000 in cash, which was paid by Buyer to Seller as the Closing Cash Payment, by wire transfer of immediately available funds pursuant to the wire instructions provided by Buyer.

(3) Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Agreement need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

(4) No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5. Governing Law; jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the People’s Republic of China without regard to its choice of laws principles. Each Party hereby irrevocably and unconditionally submits to the jurisdiction of the court in the People’s Republic of China with competent jurisdiction.

6. Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BIMII INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

SELLER:

Yu xiang

By:	/s/ Yu Xiang
Name:	Yu Xiang